THIRD AMENDMENT TO LEASE

This **THIRD AMENDMENT TO LEASE ("Amendment")** is made this 1st day of April, 2021 (the "**Effective Date**"), by and between **ECI FIVE 475 OAKMEAD LLC, a Delaware limited liability company ("Landlord")**, and **ALPHA AND OMEGA SEMICONDUCTOR INCORPORATED, a California corporation ("Tenant")**.

RECITALS:

A. Landlord (as successor in interest to OA Oakmead II, LLC, a Delaware limited liability company) and Tenant are parties to that certain Lease dated December 23, 2009 (the "**Original Lease**"), which Original Lease has been previously amended by that certain First Addendum to Lease dated December 23, 2009, that certain Acceptance Agreement dated April 23, 2010, and that certain First Amendment to Lease dated August 28, 2019 (the "**First Amendment**") and that certain Second Amendment to lease dated January 30, 2020 (the "**Second Amendment**") (collectively, the "**Lease**"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately **57,310** rentable square feet (the "**Premises**") in the building located at 475 Oakmead Parkway, Sunnyvale, California (such building and associated site being the "**Property**").

B. Tenant and Landlord mutually desire that the Lease be amended on and subject to the following terms and conditions.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. **Amendment.** As of the Effective Date, Landlord and Tenant agree that the Lease shall be amended in accordance with the following terms and conditions:

   1.1 Tenant and Landlord acknowledge (i) that pursuant to the First Amendment a tenant improvement allowance from Landlord was provided for, (ii) that pursuant to an oral agreement on the part of Landlord, modifying a date originally set forth in the First Amendment, February 28, 2021 was the outside date by which Tenant must have completed the relevant tenant improvement work and applied to Landlord for such allowance in order to be entitled to disbursement of the same, and (iii) that as of such outside date $51,004.74 of such tenant improvement allowance had not been timely applied for (the "**Unused Allowance**").

   1.2 Per Tenant's request, and in connection with Landlord's pending sale of the Property, Landlord has agreed to prepay to Tenant the Unused Allowance, subject to certain deductions detailed below, and to extend the date by which the relevant tenant improvements must be completed and evidence of such completion (and appropriate lien releases and other close-out documentation) delivered to Landlord.

   1.3 The Unused Allowance shall be reduced by a total of $6,020.09 to reflect a $5,000 deduction in respect of Landlord's costs in connection with this Amendment and related legal documentation, plus a 2% construction coordination fee Landlord is entitled to pursuant to the Lease. Accordingly, Landlord shall pay to Tenant by check or wire transfer the net amount of $44,984.65 (the "**Remaining Allowance**") on or before April 5, 2021, subject to the condition that Tenant shall have executed and delivered to Landlord the form of Tenant Estoppel Letter attached hereto.

1.4 Tenant is permitted to use the Remaining Allowance for construction of the Basketball Court (including but not limited to labor and material costs in connection with building associated fencing, building basketball hoops, resurfacing of pavement, obtaining architectural design and drawings, and obtaining necessary permits from related governmental agencies) that Landlord authorized Tenant to construct in the Second Amendment. Should permitting for such Basketball Court project be withheld, delayed, modified, or canceled due to any decision made by the relevant governmental authorities, Tenant may use the Remaining Allowance for architectural/engineering costs, project management costs, and other costs associated with the construction of alternative improvements to the Premises, provided that (i) such alternative improvements are fixed attachments to Premises and are not personal property such as furniture, fixtures and equipment, (ii) such alternative improvements do not constitute data or telecom wiring or equipment, and (iii) such alternative improvements shall be subject to Landlord approval and other terms and conditions as set forth in Exhibit A to the First Amendment ("Alternative Improvements"). Tenant must provide Landlord with documentary evidence as reasonably required by Landlord (including, at a minimum, copies of paid invoices and unconditional mechanics' lien waivers signed by the applicable party) of the costs incurred by Tenant for the design and construction of the Basketball Court or Alternative Improvements to the Premises, as applicable, no later than December 31, 2021, and to the extent any such work is not so timely completed and documented, or the cost of such work is less than the amount of the Remaining Allowance, the portion not spent or properly documented shall be rebated to Landlord.

2. **Miscellaneous.**

2.1 This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

2.2 Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

2.3 This Amendment may be executed and delivered by electronic mail in one or more counterparts, each of which shall constitute one and the same Amendment. If this Amendment is signed and delivered in such manner, Landlord and Tenant shall promptly deliver an original signed version to the other. Any digital image copy of this Amendment (to the extent fully executed and delivered) shall be treated by the parties as a true and correct original of the same and admissible as best evidence to the extent permitted by a court of proper jurisdiction.

2.4 Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

2.5 Each party represents to the other party that such party has not dealt with a broker in connection with this Amendment.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:

ECI FIVE 475 OAKMEAD LLC,
a Delaware limited liability company

By: Embarcadero Capital Investors Five LP,
a Delaware limited partnership,
its sole member

By: ECP Five, LLC,
a Delaware limited liability company,
its general partner

By: [signature]
ERIC YOPES
~~John Hamilton~~

Manager

TENANT:

ALPHA AND OMEGA SEMICONDUCTOR INCORPORATED,
a California corporation

By: [signature]

Name: YIFAN LIANG

Title: CFO

By: [signature]

Name: STEVE SUN

Title: VP of HR

(For corporate entities, signature by TWO corporate officers is required: one by (x) the chairman of the board, the president, or any vice president; and the other by (y) the secretary, any assistant secretary, the chief financial officer, or any assistant treasurer.)